EXHIBIT 99.2

May 2, 2007

Mr. Kevin T. Bottomley
President and CEO
Danvers Bancorp, Inc.
Danversbank
1 Conant Street
Danvers, MA 01923

Dear Mr. Bottomley:

        Based upon our recent discussions, FinPro, Inc. ("FinPro") is pleased to submit this proposal to assist Danversbank ("the Bank") and Danvers Bancorp, Inc. ("the Company") in compiling a Strategic Business Plan designed to deploy the capital raised through the conversion offering.

1.     Scope of Project

        The Plan will be specifically designed to build and measure value for a five-year time horizon. As part of the Plan compilation, the following major tasks will be included:

  •
  assess the regulatory, social, political and economic environment;

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  analyze the existing Bank markets from a:

  •
  demographic standpoint;

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  customer segment standpoint;

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  product propensity standpoint;

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  business standpoint;

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  competitive standpoint;

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  conduct branch market tour and identify competitive positioning;

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  document the internal situation assessment;

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  analyze the current ALM position;

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  analyze the CRA position;

  •
  compile a historical trend analysis;

  •
  perform detailed peer performance and comparable analysis;

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  assess the Bank from a capital markets perspective including comparison to national, regional, and similar size organizations;

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  identify and document strengths and weaknesses;

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  document the objectives and goals;

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  document strategies;

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  map the Bank's general ledger to FinPro's planning model;

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  compile five year projections of performance; and

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  prepare assessment of strategic alternatives to enhance value.

        As part of this process, FinPro will conduct two planning sessions with the Bank and its Board. The first session will be a situation assessment retreat and the second will be a presentation and detailed discussion of the recommended plan scenario and its alternatives.

2.     Requirements of The Bank

        To accomplish the tasks set forth in this proposal, the following information and work effort is requested of the Bank:

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  provide FinPro with all financial and other information, whether or not publicly available, necessary to familiarize FinPro with the business and operations of the Bank.

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  allow FinPro the opportunity, from time to time, to discuss the operation of the Bank business with bank personnel.

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  promptly advise FinPro of any material or contemplated material transactions which may have an effect on the day-to-day operations of the Bank.

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  have system download capability.

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  promptly review all work products of FinPro and provide necessary sign-offs on each work product so that FinPro can move on to the next phase.

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  provide FinPro with office space, when FinPro is on-site, to perform its daily tasks. The office space requirements consist of a table with at least two chairs along with access to electrical outlets for FinPro's computers and a high speed internet connection.

3.     Term of the Agreement and Staffing

        It is anticipated that it will take approximately six to eight weeks of elapsed time to complete the tasks outlined in this proposal. During this time, FinPro will be on-site at the Bank's facilities on a regular basis, during normal business hours. Any future work that would require extra expense to the Bank will be proposed on separately from this engagement prior to any work being performed.

4.     Fees and Expenses

Fees:

        FinPro fees to complete the tasks outlined in this proposal will be as follows:

Strategic Business Plan	$60,000
Year 2 Quarterly Bank Fiduciary Package (includes a half day board retreat)	$6,000
Year 3 Quarterly Bank Fiduciary Package (includes a half day board retreat)	$6,000

        FinPro's fee for this engagement is $60,000 plus all out-of-pocket and pass-through expenses as outlined below. This fee shall be payable as follows:

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  $15,000 retainer payable at signing of this agreement;

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  $15,000 payable at the end of the first board meeting;

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  Remainder of the strategic business plan and expenses payable upon final business plan delivery;

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  $6,000 payable at the beginning of the second year of the Quarterly Bank Fiduciary Package; and

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  $6,000 payable at the beginning of the third year of the Quarterly Bank Fiduciary Package.

Expenses:

        In addition to any fees that may be payable to FinPro hereunder, the Bank hereby agrees to reimburse FinPro for the following:

  1.
  Out-of-Pocket—all of FinPro's reasonable travel and other out-of-pocket expenses incurred in connection with FinPro's engagement. It is FinPro policy to itemize expenses for each project so that the client can review, by line item, each expense.

  2.
  Data Cost—pass through cost for market data which is equal to $500 per market. A market is defined as each branch market or zip code for which specific market data is provided. In this case FinPro expects to have a data passthrough cost for 14 markets, or $7,000.

        FinPro agrees to execute a suitable confidentiality agreement with the Bank. The Bank acknowledges that all opinions, valuations and advice (written or oral) given by FinPro to the Bank in connection with FinPro's engagement are intended solely for the benefit and use of the Bank (and its directors, management, and attorneys) in connection with the matters contemplated hereby and the Bank agrees that no such opinion, valuation, or advice shall be used for any other purpose, except with respect to the opinion and valuation which may be used for the proper corporate purposes of the client, or reproduced, or disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to FinPro be made by the Bank (or such persons), without the prior written consent of FinPro, which consent shall not be unreasonably withheld.

        Please sign and return one of the original copies of this agreement along with the retainer to indicate acceptance of the agreement. We hope that we might be selected to work with the Bank on this endeavor and are excited about building a relationship with the Bank.

By:	By:
/s/ Dennis E. Gibney Dennis E. Gibney, CFA Managing Director FinPro, Inc.	/s/ Kevin T. Bottomley Kevin T. Bottomley President and CEO Danvers Bancorp, Inc. Danversbank
5/2/2007	5/22/2007

Date	Date